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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 18, 2005

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                                 XL CAPITAL LTD
             (Exact name of registrant as specified in its charter)

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         Cayman Islands            1-10809                 98-0191089
(State or other jurisdiction    (Commission             (I.R.S. Employer
        of incorporation)       File Number)           Identification No.)

              XL House, One Bermudiana Road, Hamilton, Bermuda HM 11
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (441) 292 8515

                                 Not Applicable
          (Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act
      (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
      Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
      Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01.      Other Events.

     On November 18, 2005, certain subsidiaries of XL Capital Ltd (the "Company") entered into a quota share reinsurance treaty (the "Treaty") with Cyrus Reinsurance Limited ("Cyrus Re"), a newly-formed Bermuda reinsurance company, pursuant to which Cyrus Re will assume specified percentages of certain lines of property catastrophe reinsurance and retrocession business underwritten by the ceding companies for the 2006 and 2007 underwriting years (commencing January 1, 2006 through and including July 1, 2007), subject to adjustment under certain circumstances. Additional or alternative underwriting periods may be added by mutual agreement of the parties. In addition, in certain circumstances, Cyrus Re may extend at its option the coverage provided by the Treaty to the ceding companies' 2008 and 2009 underwriting years subject to Cyrus Re's depositing into a new trust for the benefit of the ceding companies capital sufficient to support the reinsurance and retrocessions to be ceded. Cessions pursuant to this provision for the 2008 and 2009 underwriting years would be at a reduced rate.

     Cyrus Re has contributed $525 million into a trust for the benefit of the ceding companies (the "Trust") to support the 2006 and 2007 coverages to be ceded by them to Cyrus Re (subject to release from time to time if certain tests are met). Total capitalization was determined based on a multiple of the 1,000 year modeled aggregate expected loss to Cyrus Re for the 2006 and 2007 underwriting periods in respect of the business to be ceded for such periods.

     Cyrus Re will retain the right to terminate coverage on a prospective basis in the event of a ratings downgrade of any ceding company below "A-" by Standard & Poor's or A.M. Best. The ceding companies will retain the right to terminate their respective obligations to cede business to Cyrus Re if the assets held in trust for their benefit do not meet certain tests.

     The ceding companies will pay to Cyrus Re reinsurance premium in the amount of the ceded share of the original gross written premium on the business reinsured with Cyrus Re less a ceding commission, which includes a reimbursement of direct acquisition expenses as well as a commission to the ceding companies for generating the business. The Treaty also provides for a profit commission to the ceding companies.

     Highfields Capital Management LP, an investment management company in which the Company holds a significant minority economic interest, manages certain private investment funds which hold in the aggregate approximately 50% of the equity interest in the parent of Cyrus Re. While subsidiaries of the Company are investors in certain of these funds, they did not participate in the investments in Cyrus Re's parent by these funds. These subsidiaries will, however, indirectly benefit from any management and performance fees earned by the investment management company on the investments made by its managed funds in Cyrus Re's parent and any other fees earned by the management company as a result of the Treaty, as it does on other investments by these funds. The Company also expects to be a minority co-investor, along with the principals and owners of Highfields Capital Management LP, in another investment management enterprise that manages money for the Company and that has other clients which invested in Cyrus Re's parent. The Company's funds managed by this enterprise will not be invested in such parent, but the Company will in the ordinary course share in any management fees earned by this enterprise as a result of investments by its other clients in such parent.

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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 12, 2005

                                     XL CAPITAL LTD
                                      (Registrant)



                                     By:  /s/Fiona Luck
                                          -------------------------------------
                                          Name:  Fiona Luck
                                          Title: Executive Vice President,
                                                 Global Head of Corporate
                                                 Services & Assistant Secretary